Exhibit 10.5

AMENDED AND RESTATED OPERATING AGREEMENT

OF

CANADIAN HILLS HOLDING COMPANY, LLC

a Delaware limited liability company

This Amended and Restated Operating Agreement (“Agreement”) of Canadian Hills Holding Company, LLC, a Delaware limited liability company (the “Company”), dated as of March 30, 2012 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Members (as defined below).

RECITALS

WHEREAS, the Certificate of Formation of the Company was filed with the Office of the Secretary of State of Delaware on March 21, 2012;

WHEREAS, prior to the date hereof, the Company was governed by that certain Limited Liability Company Agreement dated March 21, 2012 (the “Previous LLC Agreement”) executed by Atlantic Oklahoma Wind, LLC (the “AP Member”);

WHEREAS, the Company is the sole owner of Canadian Hills Wind, LLC (the “Project Company”), which is in the business of owning, developing, operating and maintaining a 298.45 MW wind energy project in the State of Oklahoma (the “Project”);

WHEREAS, Apex Wind Energy Holdings, LLC (the “Apex Member”) and the Company entered into that certain Purchase and Sale Agreement dated as of March 30, 2012 (as the same may be amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which (i) the Apex Member agreed to sell, and the Company agreed to purchase, a portion of the Apex Member’s Interests in the Project Company and (ii) the Apex Member agreed to contribute to the Company, as a capital contribution, the remaining portion of the Apex Member’s Interests in the Project Company, in each case as more fully set forth therein;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Members desire to amend and restate the Previous LLC Agreement on the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereto agree as follows:

SECTION I
FORMATION AND PURPOSE

1.1          Formation. The AP Member formed the Company as a Delaware limited liability company by the filing of a Certificate of Formation of the Company (the “Delaware Certificate”), dated as of March 21, 2012, with the Secretary of State of Delaware pursuant to the Act.  Pursuant to this Agreement, the parties hereto hereby provide for the admission to the

Company of the Class A Member, effective upon the execution and delivery of this Agreement by all parties.

1.2          Name. The name of the Company shall be Canadian Hills Holding Company, LLC and all Company business must be conducted in that name or such other names that comply with Law as the Manager may select; provided, that in the event of a change in name, the Manager shall notify the Members of such name change promptly thereafter.

1.3          Defined Terms. Except as set forth below or when the context may otherwise require, each capitalized term used in this Agreement shall have the meaning specified in the section where such capitalized term is defined;

(a)           “Act” means the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, §§18-101 et seq., as amended from time to time.

(b)           “Adjusted Capital Account” means, with respect to any Member, the balance of such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:  (i) credit to such Capital Account any amounts that such Member is obligated to restore to the Company (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1) or the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).  The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c)           “Affiliate” means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(d)           “Allocation Year” means (i) the period commencing on the Effective Date and ending on the immediately succeeding December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to this Agreement;

(e)           “Available Cash” at any time means the excess of (i) all cash then held by the Company to the extent not otherwise required to pay Company expenses that are clearly identified and expected with reasonable certainty over (ii) the amount of reasonable reserves set forth in the annual budget established by the Company in accordance with Section 5.3(b) and as determined by the Class A Members;

(f)            “Base Case Model” means, as of the Effective Date, the financial model attached hereto as Exhibit C in a form satisfactory to the Class A Members.

(g)           “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Units in the Company held or purchased by such Member, including any capital contributions made by such Member pursuant to Section 6.1.  Any reference to the Capital Contribution of a Member shall include the Capital Contribution of its predecessors in interest.

(h)           “Certified Public Accountants” means a firm of independent public accountants selected from time to time by the Manager and approved by the Class A Members.  The initial Certified Public Accountants are KPMG LLC.

(i)            “Class A Member” shall mean to the extent and in the capacity that a Member holds Class A Units, such Member is a Class A Member.  A Class A Member may also hold Class B Units.  Initially, the Class A Member is the AP Member.

(j)            “Class A Membership Interest” means with respect to any Class A Member, (a) that Class A Member’s status as a Class A Member; (b) that Class A Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Class A Member (under the Act, this Agreement, or otherwise) in its capacity as a Class A Member, including that Class A Member’s right to vote, consent and approve and otherwise to participate in the management of the Company, to the extent provided in this Agreement; and (d) all obligations, duties and liabilities imposed on that Class A Member (under the Act, this Agreement or otherwise) in its capacity as a Class A Member, including any obligations to make Capital Contributions.

(k)           “Class A Units” means Units representing Class A Membership Interests in the Company having the rights, preferences and designations provided for such Class A Units herein.

(l)            “Class B Member” means to the extent and in the capacity that a Member holds the Class B Units, such Member is the Class B Member.  A Class B Member may also hold Class A Units.  Initially, the Class B Member is Apex Member.

(m)          “Class B Membership Interest” means with respect to any Class B Member, (a) that Class B Member’s status as a Class B Member; (b) that Class B Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Class B Member (under the Act, this Agreement, or otherwise) in its capacity as a Class B Member, including that Class B Member’s right to vote, consent and approve and otherwise to participate in the management of the Company, to the extent provided in this Agreement; and (d) all obligations, duties and liabilities imposed on that Class B Member (under the Act, this Agreement or otherwise) in its capacity as a Class B Member, including any obligations to make Capital Contributions.

(n)           “Class B Units” means Units representing Class B Membership Interests in the Company having the rights, preferences and designations provided for such Class B Units herein.

(o)           “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law);

(p)           “Defaulting Member” has the meaning set forth in Section 5.7.

(q)           “Depreciation” means for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for such Allocation Year bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

(r)            “Development Fee Agreement” means that certain Development Fee Agreement, dated as of March 30, 2012, between the Project Company and the Class B Member.

(s)            “Dispose”, “Disposing” or “Disposition” means with respect to any asset (including any Unit or Membership Interest or any portion thereof), any direct or indirect sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following:  (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; and (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity to the extent that such conversion would be treated as a sale or exchange of that asset for federal income tax purposes (other than in a transaction that is not treated as a sale or exchange for purposes of Section 708 of the Code), or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up).

(t)            “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Gross Asset Value of any non-cash asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the Class A Members, provided, that the initial Gross Asset Values of the non-cash assets contributed to the Company pursuant to Section 6.1 shall be as set forth on Exhibit B;

(ii)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as agreed to by the Class A Members, as of the following times:  (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for all or any part of an interest in the Company; (C) the issuance of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (D) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), provided, that an any adjustment described in clauses (A) and (B) of this paragraph shall be made only with the prior written consent of the Class A Members;

(iii)          The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution, as agreed to by the Class A Members; and

(iv)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of Profits and Losses or Section 6.7(e), provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and not the depreciation, amortization, and other cost recovery deductions taken into account with respect to that asset for federal income tax purposes.

(u)           “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government having jurisdiction over any of the Parties or the Project.

(v)           “Independent Third Party” with respect to a Member, means any other Person who is not an Affiliate of such Member.

(w)          “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, treaty, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion, letter or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Authority.

(x)           “Manager” means Atlantic Oklahoma Wind, LLC.

(y)           “Majority of Class A Members” means Class A Members collectively holding at least 50.1% of the then outstanding Class A Units.

(z)           “Member” means the Apex Member or the AP Member and each future member of the Company, if any.

(aa)         “Membership Interest” means an interest in the Company or the Project Company owned by a Person, including such Person’s right (based on the type and class of interest held by such Person), as applicable, (a) to a distributive share of net income, net losses and other items of income, gain, loss and deduction of the Company or the Project Company, as applicable; (b) to a distributive share of the assets of the Company or the Project Company, as applicable; (c) to vote on, consent to or otherwise participate in any decision of the members of the Company or the Project Company; and (d) to any and all other benefits to which such Person may be entitled as a “member” as provided in this Agreement, the operating agreement of the Project Company or the Act.

(bb)         “Percentage Interest” means:  (i) with respect to each Class A Member, the product (expressed as a percentage) of (A) the proportion that the number of Class A Units owned by that Class A Member bears to the total number of Class A Units outstanding and (B) 99%;  and, (ii) with respect to each Class B Member, the product (expressed as a percentage) of (A) the proportion that the number of Class B Units owned by that Class B Member bears to the total number of Class B Units outstanding and (B) 1% .

(cc)         “Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof.

(dd)         “Profits” and “Losses” mean, as applicable, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be taken into account in computing such taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, shall be taken into account in computing such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)         Notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 6.7 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 6.7 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

(ee)         “Project Debt Documents” means the definitive documents relating to a loan the proceeds of which are used to pay Project costs.

(ff)          “Project Equity Documents” means the definitive documents relating to the tax equity financing of the Company by one or more tax equity investors.

(gg)         “Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

(hh)         “Sale Closing Date” has the meaning set forth in the Development Fee Agreement.

(ii)           “Tax Equity Closing Date” has the meaning set forth in the Development Fee Agreement.

(jj)           “Treasury Regulations” means the federal income tax regulations (including temporary regulations) promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

(kk)         “Units” means Class A Units and Class B Units.  Upon a Disposition by any Member in accordance with the provisions of this Agreement of any portion of such Member’s Membership Interest, the assignee shall receive from the Disposing Member a number of Units of the relevant class equal to the percentage of the Membership Interest so Disposed multiplied by the total number of Units of the relevant class owned by the Disposing Member immediately prior to the Disposition.

1.4          Governing Law. All questions with respect to the rights and obligations of the parties, the construction, enforcement, and interpretation of this Agreement and the formation, administration, and termination of the Company shall be governed by the Act and other applicable laws of the State of Delaware.

1.5          Purposes. The Company may engage in any lawful business, purpose or activity for which a limited liability company may be organized under the Act. The Company shall have all powers and rights of a limited liability company organized under the Act, to the extent such powers and rights are not prescribed by the Articles.

1.6          No State-Law Partnership.  The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than tax purposes, and this Agreement may not be construed to suggest otherwise.

1.7          Units; Certificates of Membership Interest; Applicability of Article 8 of UCC.  Membership Interests shall be represented by Units, divided into Class A Units (in the case of Class A Membership Interests) and Class B Units (in the case of Class B Membership Interests).  Each Unit shall represent a Capital Contribution in the amount of $1.  The Membership Interests represented by Class A Units and Class B Units shall have the respective rights, powers and preferences ascribed to Class A Units and Class B Units in this Agreement.  The class of Membership Interest of a Member shall be as provided in Exhibit B.  The Members hereby specify, acknowledge and agree that all Units (and the Membership Interests represented thereby) are securities governed by Article 8 (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter, substantially includes the 1994 revisions to Article 8 thereof, as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.  All Units (and the Membership Interests represented thereby) shall be represented by certificates executed by the Manager on behalf of the Company substantially in the form attached hereto as Exhibit A, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Manager may from time to time determine.  The Company shall maintain a register for the purpose of registering the transfer of Membership Interests.  A transfer of Membership Interests in the Company shall be effected by the Company’s registering the transfer upon delivery of an endorsed certificate representing the Membership Interests being transferred.

SECTION II
MEMBERS; REPRESENTATIONS AND WARRANTIES

2.1          Members.  As of the Effective Date, (a) the Class A Member listed on Exhibit B hereto is hereby admitted as a Member of the Company, with the class designation and number of Units set forth on such Exhibit B and (b) the Class B Member listed on Exhibit B hereto shall have the class designation and hold the Units set forth on such Exhibit B.  No holder of Units shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive or similar right with respect to, any part of any new or additional issue of Units whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration by way of a dividend or other distribution.  Upon the issuance of the Units as provide in this Agreement, the Units so issued shall be deemed to be validly issued, fully paid and non-assessable.

2.2          Representations, Warranties and Covenants.  Each Member severally, but not jointly, hereby represents, warrants and, with respect to clauses (d) and (e) below, covenants to the Company and each other Member with respect to itself only that the following statements are true and correct as of, with respect to the AP Member and the Apex Member, the Effective Date and as of, with respect to any other Person hereafter admitted as a Member pursuant to this Agreement, the date such Person is so admitted as a Member; and, with respect to clauses (d) and (e) below, shall be true and correct at all times that such Member is a Member:

(a)           such Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;

(b)           such Member has duly executed and delivered this Agreement and the other documents to which it is a party contemplated herein, and they constitute the legal, valid and binding obligation of such Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(c)           such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which such Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied, in each case except to the extent such conflict, breach, default, violation or failure to obtain such consent, approval or authorization, could not reasonably be expected to cause a material adverse effect;

(d)           such Member is a United States person; and

(e)           that either (i) no part of the aggregate Capital Contribution made by such Member and used by such Member to acquire any Units or Membership Interest, constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§2510.3-101 et seq.) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (ii) the source of the funding used to pay the Capital Contribution made by such Member is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with such Member’s state of domicile.

2.3          Limitation on Liability. Members shall not be liable, responsible, or accountable to the Company or any other member in damages or otherwise for any acts, or for any failure to act, performed or omitted unless illegal. No Member, Manager (subject to Section 3.2(a)), or other agent of the Company shall have any personal obligation for any liabilities of the Company, whether such liabilities arise in contract, tort or otherwise.

2.4          Withdrawal.  A Member may not withdraw or resign from the Company except as permitted by this Agreement.

SECTION III
MANAGEMENT

3.1                               Management.

(a)                                 Except for matters for which the approval of one or more Members is otherwise required by this Agreement or the Act and except as set forth in Section 3.5, the responsibility for managing the business and affairs of the Company shall be vested in the Manager, who may be a member and shall act as the chief executive officer of the Company with all duties and responsibilities customarily designated to the chief executive officer of a corporation. The initial Manager shall be the AP Member.

(b)                                 The initial Manager shall serve until its resignation or its removal through a vote of the Class A Members, at which time any existing or new Members may elect a new Manager through a vote of the Class A Members. The Manager shall have the complete power and authority to make all day-to-day business decisions of and to act on behalf of the Company. No person dealing with the Company shall be required to inquire into the authority of the Manager to take any action or to make any decision.  Notwithstanding anything to the contrary herein, no Class B Member shall have authority to act on behalf of the Company.

3.2                               Election of Officers; Delegation of Authority.  The Manager hereby designates Barry E. Welch as President of the Company, Paul H. Rapisarda as Vice President and David Hermanson as Secretary of the Company.  The President shall execute all resolutions and authorizations as well as bonds, mortgages and other contracts of the Company, and shall perform all such other duties as are incident to his office.  In the case of the absence or disability of the President, his duties shall be performed by a Vice President.  The Manager may designate one or more additional officers with such titles as may be designated by the Manager to act in the name of the Company with such authority as may be delegated to such officer(s) by the Manager.  Each officer shall act pursuant to his delegated authority until such officer(s) is removed by the Manager.  Any action taken by an officer designated by the Manager shall constitute the acts of and bind the Company.

3.3                               Indemnification.

(a)                                 In any proceeding brought by, or in the right of, the Company or brought by, or on behalf of, the Members of the Company, no director, officer, Manager or any of their affiliates shall be liable to the Company or its Members for monetary damages with respect to any transaction, occurrence or course of conduct, whether before, on, or after the effective date of this Agreement, except for liability resulting from the director, officer or the Manager or any of their affiliates having engaged in fraud, willful misconduct, gross negligence or a knowing violation of the criminal law or any federal or state law or an intentional breach of this Agreement.

(b)                                 The Company shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by, or on behalf of, the Members of the Company, by reason of the fact that he or it is or was a director, officer or Manager of the Company or is or was serving at the request of the Company as a manager, director, trustee, member of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against any liability he or it incurs in connection with such proceeding unless (i) he engaged in fraud, willful misconduct, gross negligence or a knowing violation of the criminal law or any federal or state law, or (ii) such proceeding relates to an intentional breach of this Agreement. The Company is hereby empowered to enter into a contract to indemnify any such person or entity in respect to any such proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

(c)                                  The Company shall promptly take all such actions and make all such determinations (through the determination of the Manager, or if the Manager is a party to the proceeding, by special legal counsel selected by the Manager) as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Section 3.3 and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such person or entity being indemnified pursuant to Section 3.3(b) in connection with such actions and determinations or proceedings of any kind arising therefrom. The Company shall pay for, or reimburse, the reasonable expenses incurred by such person or entity in advance of final disposition of the proceeding or the making of any determination under this Section 3.3(c) if such person or entity furnishes the Company with a written statement of his or her good faith belief that he or it has met the standard of conduct described in Section 3.3(b), and a written undertaking to repay the advance if it ultimately is determined that he or it did not meet such standard of conduct.

3.4                               Management Compensation. The Company shall pay the Manager such compensation as shall be determined reasonable by the Class A Members in light of the management and administrative services and support provided by the Manager to the Company from time to time.

3.5                               Certain Actions Requiring Member Approval.   Notwithstanding anything to the contrary in this Agreement, the following actions shall not be taken by the Manager, the Company or the Project Company without the prior written consent of the holders of a majority of the outstanding Class B Units (such consent not to be unreasonably withheld or delayed):

(a)                                 the issuance of additional Class B Units; or

(b)                                 except as contemplated by the Project Equity Documents, the issuance or creation of any additional Membership Interests of the Company or the Project Company; or

(c)                                  any amendment to this Agreement, the Delaware Certificate or the operating agreement or certificate of formation of the Project Company, the effect of which would adversely affect the rights, preferences and privileges of the Class B Membership Interests or the Membership Interests of the Project Company; or

(d)                                 any transaction between the Company or any of its subsidiaries, on the one hand, and any Class A Member, the Manager or an Affiliate of any of the foregoing, on the other hand (including management compensation as provided in Section 3.4), other than on terms no less favorable to the Company than those generally available from an Independent Third Party; or

(e)                                  the issuance of any indebtedness (including Member loans) to any Class A Member, the Manager or an Affiliate of any of the foregoing other than indebtedness which the Manager reasonably believes is in the best interests of the Company and which is on terms no less favorable to the Company than those generally available from an Independent Third Party; or

(f)

(g)                                  any action that would disproportionately affect the Class B Members vis-a-vis the Class A Members and its Affiliates; or

(h)                                 any action which, at the time of such action, would reasonably be expected to effect a change in the nature of the business of the Company or the Project Company, which in the case of the Company, includes engaging in any business other than holding the Membership Interests of the Project Company, and in the case of the Project Company, engaging in any business other than the operation of the Project.

SECTION IV
TERM AND TERMINATION OF THE COMPANY

4.1                               Term of the Company. The term of the Company (the “Term”) began on March 21, 2012, and shall continue in perpetuity unless earlier dissolved in accordance with the provisions of Section 4.2 or terminated pursuant to the terms of the Act.

4.2                               Events of Dissolution. The Company shall be dissolved upon the occurrence of the following events:

(a)                                 the unanimous consent of the Members to dissolve the Company;

(b)                                 the disposition of all or substantially all of the Company’s business and assets;

(c)                                  any time there are no members of the Company unless the Company is continued in accordance with the Act;

(d)                                 the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(e)                                  upon the Bankruptcy of one Member, at the election of the non-Bankrupt Member;

(f)                                   an event that makes it unlawful for the business of the Company to be carried on; or

(g)                                  when so required in accordance with the other provisions of this Agreement.

4.3                               Conclusion of Affairs. Upon the dissolution of the Company for any reason, if the Company is not continued as permitted by this Agreement, the Manager shall proceed promptly to wind up the affairs of the Company, shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof to be applied and distributed in the following order:

(a)                                 First, to creditors (including any Member or the Manager if a creditor) in satisfaction of all the Company’s liabilities, other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to members under Section 18-601 or Section 18-604 of the Act;

(b)                                 Second, except as provided in this Agreement, to Members and former members of the Company in satisfaction of liabilities for distribution under Section 18-601 or Section 18-604 of the Act; and

(c)                                  Third, to the Members in accordance with the positive balances in their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

4.4                               Termination. Upon completion of the winding up of the Company and the distribution of all Company assets, the Company shall terminate, and the Manager and the Members shall execute and record any and all documents required to effectuate the dissolution and termination of the Company.

SECTION V
TRANSFERS AND THE ADDITION AND SUBSTITUTION
OF A MEMBER

5.1                               Restrictions on Transfers.

(a)                                 Except for transfers made in compliance with Section 5.1(b) below and subject to Section 5.5, unless approved in writing by the Class A Members, no Member may transfer all or a portion of its Interest in the Company, except that one Member may transfer its entire Interest (but not less than its entire Interest) in the Company to any Person if (a) all Members (other than the transferring Member) have consented to such Transfer (which consent may be given or withheld in each such other Member’s sole discretion), or (b) such Transfer is made to the other Member or one of such Member’s Affiliates.

(b)                                 Right of First Offer.

(i)                                     Subject to the terms and conditions specified in this Section 5.1(b), each Class A Member shall have a right of first offer if any Class B Member (the “Offering Member”), proposes to sell any Class B Units (the “Offered Units”) owned by it to any Person that is not an Affiliate of such Offering Member.  Each time the Offering Member proposes to transfer any Offered Units (other than transfers permitted pursuant to Section 5.1(a) and transfers made pursuant to Section 5.5), the Offering Member shall first make an offering of the Offered Units to the Class A Members in accordance with the following provisions of this Section 5.1(b).  The Offering Member shall give written notice (the “Offering Member Notice”) to the Company and the Class A Members stating its bona fide intention to transfer the Offered Units and specifying the number of Offered Units and the material terms and conditions, including the price, pursuant to which the Offering Member proposes to transfer the Offered Units.  The Offering Member Notice shall constitute the Offering Member’s offer to transfer the Offered Units to the Class A Members, which offer shall be irrevocable for a period of ten (10) Business Days (the “ROFO Notice Period”).

(ii)                                  Upon receipt of the Offering Member Notice, each Class A Member shall have until the end of the ROFO Notice Period to offer to purchase all (but not less than all) of the Offered Units by delivering a written notice (a “ROFO Offer Notice”) to the Offering Member and the Company stating that it offers to purchase such Offered Units on the terms specified in the Offering Member Notice. Any ROFO Offer Notice so delivered shall be binding upon delivery and irrevocable by the applicable Class A Member. If more than one Class A Member delivers a ROFO Offer Notice, each such Class A Member (the “Purchasing Member”) shall be allocated its pro rata portion (based on the number of Class A Units owned by such Class A Member) of the Offered Units, unless otherwise agreed by such Class A Members.  Each Class A Member that does not deliver a ROFO Offer Notice during the ROFO Notice Period shall be deemed to have waived all of such Class A Member’s rights to purchase the Offered Units under this Section 5.1(b), and the Offering Member shall thereafter, subject to the rights of any Purchasing Member, be free to transfer the Offered Units to any Independent Third Party without any further obligation to the Class A Members pursuant to this Section 5.1(b).

(iii)                               If no Class A Member delivers a ROFO Offer Notice in accordance with Section 5.1(b), the Offering Member may, without the consent of the Class A Members or the Company, during the 120 day period following the expiration of the ROFO Notice Period (the “Waived ROFO Transfer Period”), transfer all of the Offered Units to an Independent Third Party on terms and conditions no more favorable to such Independent Third Party than those specified in the Offering Member Notice. If the Offering Member does not transfer the Offered Units within the Waived ROFO Transfer Period, the right provided hereunder shall be deemed to be revived and the Offered Units shall not be offered to any Independent Third Party unless first re-offered to the Class A Members in accordance with this Section 5.1(b).

(c)                                  Notwithstanding any provision of this Agreement to the contrary, no transfer of any Unit shall be made (and no purported transfer shall be deemed effective for any purpose or vest any rights in the proposed transferee) if the transfer:

(i)                                     would violate the applicable state, federal or other securities law or the rules, regulations and policies of the securities regulatory authorities or any other governmental authorities with jurisdiction over the transfer;

(ii)                                  would result in the Company being treated as an association taxable as a corporation for United States federal income tax purposes;

(iii)                               would affect the Company’s existence or qualification as a limited liability company under any applicable federal, provincial, state or local law; or

(iv)                              at any time prior to December 31, 2023 would be to a Person who is not an “unrelated person” within the meaning of Section 45(a)(2)(B) of the Code.

5.2                               Additional Members. Membership Interests additional to those in effect on the Effective Date may be created only with the prior written consent of the Class A Members.  If such creation and issuance has been so approved, such Membership Interest shall be issued to existing Members or to other Persons in each case as specified in such consent, and such other Persons may be admitted to the Company as Members at the time, and on such terms and conditions as may be specified in such consent.  The terms of admission or issuance pursuant to such written consent must specify the allocation of items of income, gain, loss, deduction or credit applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties.  The Manager shall reflect the creation of any such new class or group in an amendment to this Agreement indicating the different rights, powers, and duties thereof.  Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the new Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 2.2 hereof are true and correct with respect to it.  The provisions of this Section 5.2 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 5.1.

5.3                               Access to Information.

(a)                                 Each Member shall be entitled to receive any information that it may reasonably request concerning the Company; provided, however, that this Section 5.3 shall not obligate the Company or the Manager to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database).  Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company.  The Company shall, and shall cause the Project Company to provide the Class B Member, upon reasonable notice not less than ten (10) days, and at all reasonable times during usual business hours, with reasonable access to the Project site with current or prospective clients of the Class B Member, provided that all such Persons enter into confidentiality arrangements and/or liability waivers as may be reasonably requested by the Manager and comply with all environmental health and safety programs and all Environmental Laws.  Such rights may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated.  The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf.  All information obtained pursuant to this Section 5.3 shall be subject to the provisions of Section 5.4.

(b)                                 The Manager shall prepare and submit to the Class A Members and Class B Members an annual budget for the Company no later than fifteen (15) days prior to the beginning of each fiscal year, which budget shall be subject to the approval of the Class A

Member; provided, that the Class B Member shall have the opportunity to review and submit suggestions to such budget, which shall be considered in good faith by the Manager.

(c)                                  Subject to the provisions of Section 5.3(a), the Company shall, and shall cause the Project Company to, provide to the Class B Member (i) internet access to the SCADA system; (ii) information and data relating to the results of the power curve tests of the wind turbine generators utilized in the Project; (iii) copies of written monthly reports delivered to the Company or the Project Company by the third party contractor retained by the Company or the Project Company to manage the day-to-day operations of the Project, the suppliers of the wind turbine generators utilized in the Project and the Project’s balance of plant contractor; (iv) amendments to, or claims made by the Project Company, under any warranties and/or service and maintenance agreements relating to the wind turbine generators utilized in the Project; (v) wind data collected on the Project site; and (vi) reports provided under the Project Debt Documents and Project Equity Documents solely pertaining to the operational performance of the Project and the financial performance of the Project Company.

5.4                               Confidential Information.

(a)                                 Except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement, no Member will itself intentionally disclose (and will not permit the disclosure by any of its Affiliates or its advisors, counsel and public accountants (collectively, “Advisors”)), directly or indirectly, this Agreement or information furnished thereunder (the “Transaction”), and will use all reasonable efforts to have all such information kept confidential (consistent with its own practices); provided, that (i) any such Member and its Advisors may use, retain and disclose any such information to its counsel and public accountants or any Governmental Authority or as otherwise required by law, (ii) any such Member and its Advisors may use, retain and disclose any such information that has been publicly disclosed (other than by such party or any Affiliate thereof or any of its Advisors in breach of this Section 5.4) or has rightfully come into the possession of such Member or any Affiliate thereof or any of its Advisors other than from another Member or a Person acting on such other Member’s behalf, (iii) to the extent that any such Member or any Affiliate thereof or its Advisors may have received a subpoena or other written demand under color of legal right for such information, such Member or such Affiliate or Advisor may disclose such information, but such Member shall first, as soon as practicable upon receipt of such demand, unless otherwise prohibited by applicable law, furnish a copy thereof to the other Members and, if practicable so long as such Member shall not be in violation of such subpoena or demand or likely become liable to any penalty or sanctions thereunder unless based upon counsel’s opinion, such Member is advised it must disclose such information, afford the other Members reasonable opportunity, at any other Member’s cost and expense, to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed, (iv) disclosures to lenders, potential lenders or other Persons providing financing to the Company, any Member or any Affiliate of any Member and potential purchasers of equity interests in the Company, any Member or any Affiliate of any Member are permitted, if such Persons have agreed to abide by the terms of this Section 5.4, (v) any such Member and its Advisors may disclose any such information, and make such filings, as may be required by this Agreement, (vi) any such Member which is an insurance company or an Affiliate thereof may disclose such information to the National Association of Insurance Commissioners and any rating agency requiring access to its investment portfolio, and (vii) any such Member may disclose such information to the IRS or any state taxing authority in connection with any communication regarding the tax consequences of the Project, the Company’s ownership and operation of the Project or such Member’s ownership of a Membership Interest in the Company, provided, that (A) such disclosure is not in connection with an audit of or administrative or judicial proceeding on behalf of the Company, (B) such disclosure is consistent with Article IX and the other provisions of this Agreement, and (C) such disclosing Member shall, as soon as practicable, notify the Tax Matters Member of such disclosure, furnish a copy of any written material provided to the IRS or any state taxing authority to the Tax Matters Member and, if practicable, afford the Tax Matters Member reasonable opportunity to comment on the proposed disclosure (but for the avoidance of doubt, consent of the Tax Matters Member shall not be required).  Notwithstanding anything herein to the contrary, Members may disclose information to their Affiliates and other Advisors in accordance with this Agreement, so long as such Persons agree to comply with the provisions of this Section 5.4.

(b)                                 The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 5.4, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm.  Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 5.4 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

(c)                                  The obligations of the Members under this Section 5.4 shall terminate on the third anniversary of the end of the Term.

(d)                                 Notwithstanding anything to the contrary, the foregoing obligations shall not apply to the tax treatment or tax structure of the Transaction and each party hereto (and any employee, representative, or agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all other materials of any kind (including opinions or other tax analyses) that are provided to any party hereto to the extent relating to such tax treatment and tax structure.  For purposes of this Section 5.4(d), the information that may be so disclosed includes only those facts that may be relevant to understanding the purported or claimed U.S. federal income tax treatment or tax structure of the Transaction and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any of the Company, any member (or potential member) of the Company or of Class B Member, or any other third parties involved in any of the Transaction or any other potential transactions with any of the foregoing.  However, any information that otherwise may be disclosed under this paragraph shall nonetheless be kept confidential to the extent necessary to comply with any applicable securities laws.  The preceding sentences are intended to cause the Transaction not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provision) of the Treasury Regulations and shall be construed in a manner consistent with such purpose.

5.5                               Tag Along Rights.  If at any time, a Class A Member (the “Selling Member”) proposes to sell any Units to an Independent Third Party (the “Proposed Transferee”), each Class B Member (each, a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 5.5.

(a)                                 Sale Notice. Prior to the consummation of the sale described in Section 5.5, the Selling Member shall deliver to the Company and each other Member a written notice (a “Sale Notice”) of the proposed sale subject to this Section 5.5 no more than fifteen (15) Business Days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than thirty (30) Business Days prior to the closing date of the Tag-along Sale. The Tag-along Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail:

(i)                                     the number of Units to be sold by the Selling Member;

(ii)                                  the name of the Proposed Transferee;

(iii)                               the per Unit purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(iv)                              the proposed date, time and location of the closing of the sale; and

(v)                                 a copy of any form of agreement proposed to be executed in connection therewith.

(b)                                 Units to be Sold.  Each Tag-along Member shall exercise its right to participate in a sale of Units by the Selling Member subject to this Section 5.5 by delivering to the Selling Member a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of Units to be sold by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to sell in the proposed sale on the terms and conditions set forth in this Section 5.5. Each Tag-along Member shall have the right to sell in a sale subject to this Section 5.5 the number of Units equal to the product obtained by multiplying (x) the number of Units held by the Tag-along Member by (y) a fraction (A) the numerator of which is equal to the number of Units the Selling Member proposes to sell or transfer to the Proposed Transferee and (B) denominator of which is equal to the number of Units then owned by such Selling Member.  The Selling Member shall use its reasonable best efforts to include in the proposed sale to the Proposed Transferee all of the Units that the Tag-along Members have requested to have included pursuant to the applicable Tag-along Notices, it being understood that the Proposed Transferee shall not be required to purchase Units in excess of the number set forth in the Sale Notice. In the event the Proposed Transferee elects to purchase less than all of the Units sought to be sold by the Tag-along Members, the number of Units to be sold to the Proposed Transferee by the Selling Member and each Tag-along Member shall be reduced so that each such Member is entitled to sell its pro rata portion (based on the total Class A and Class B Units outstanding) of the number of Units the Proposed Transferee elects to purchase (which in no event may be less than the number of Units set forth in the Sale Notice).  Each Tag-along Member who does not deliver a Tag-along Notice in compliance with this paragraph (b) shall be deemed to have waived all of such Tag-along Member’s rights to participate in such sale, and the Selling Member shall (subject to the rights of any participating Tag-along Member) thereafter be free to sell to the Proposed Transferee its Units at a per Unit price that is no greater than the per Unit price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.

(c)                                  Consideration. Each Member participating in a sale pursuant to this Section 5.5 shall receive the same consideration per Unit after deduction of such Member’s proportionate share of the related expenses in accordance with paragraph (e) below.

(d)                                 Conditions of Sale. Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Member or the Company, the Tag-along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and each other Tag-along Member severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-along Member shall be in an amount not to exceed the aggregate proceeds received by such Tag-along Member in connection with any sale consummated pursuant to this Section 5.5.

(e)                                  Expenses. The fees and expenses of the Selling Member incurred in connection with a sale under this Section 5.5 and for the benefit of all Members (it being understood that costs incurred by or on behalf of the Selling Member for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member; provided, that no Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 5.5.

(f)                                   Cooperation. Each Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member.

(g)                                  Deadline for Completion of Sale. The Selling Member shall have 120 days following the expiration of the Tag-along Period in which to sell the Units described in the Sale Notice, on terms not more favorable to the Selling Member than those set forth in the Sale Notice. If at the end of such period the Selling Member has not completed such sale, the Selling Member may not then effect a sale of Units subject to this Section 5.5 without again fully complying with the provisions of this Section 5.5.

(h)                                 Sales in Violation of the Tag-along Right. If the Selling Member sells or otherwise transfers to the Proposed Transferee any of its Units in breach of this Section 5.5, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the number of Units that such Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 5.5, for a per Unit amount and form of consideration and upon the term and conditions on which the Proposed Transferee bought such Units from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, that nothing contained in this Section 5.5 shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 5.5. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member’s rights under this paragraph (h).

5.6                               Drag Along Rights.  If at any time the majority of Class A Members (the “Exercising Member”) (i) determines to transfer all or substantially all of its Units to any Person other than to an Affiliate of such Exercising Members or (ii) permits or causes the Company to merge with or into, or consolidate with any person or entity other than an Affiliate of such Exercising Members, in each case in an arm’s-length bona fide transaction with an unaffiliated third-party (a “Buyer”), each other Member shall be obligated upon the written request of such Exercising Members to (i) transfer and deliver or cause to be transferred and delivered to the Buyer all of the Units held by such Member on the same terms and conditions applicable to the Exercising Members (provided the purchase price to be paid to such Member by Buyer shall be the same purchase price per Unit for all the outstanding Units and shall be paid solely in cash) and (ii) execute and deliver such instruments of conveyance and transfer and take such other action as the Exercising Members may reasonably request to confirm and ratify such transfer and sale and execute any purchase agreements, merger agreements, escrow agreements or related documents as the Exercising Members may reasonably require.

5.7                               Transfer of Class B Membership Interest.  Subject to the provisions of Section 5.1, in the event the Class B Member does not make the additional Capital Contribution set forth in Section 6.2(a) as of the date set forth therein (the “Defaulting Member”), then upon ten (10) Business Days notice (the “Default Notice”) from the Class A Member to the Defaulting Member, (a) the Defaulting Member shall no longer be entitled to receive any of the information or inspection and access rights set forth in Section 5.3 or have any of the voting rights set forth in Section 3.5 and (b) the Class A Member shall have the option to purchase such Class B Membership Interest for $1.00.  Unless otherwise agreed, the closing of the purchase of such Class B Membership Interest under this Section 5.7 shall occur within thirty (30) days after the delivery of the Default Notice.  The purchase price shall be payable in cash at the closing thereof and shall be in full and complete satisfaction of the Defaulting Member’s Class B Membership Interest and shall be binding upon the Defaulting Member and its respective successors and assigns.  On the closing thereof, the Defaulting Member shall (x) sell and transfer its Class B Membership Interest to the Class A Member or the Company, as the case may be, free and clear of all liens, claims and encumbrances and in accordance with Section 5.1(c) and (y) cooperate fully and take all actions to effectuate the transfer of such Class B Membership Interest to the Class A Member (including physical delivery to the Company of any Membership Interest

Certificates in their possession and execution of any instruments of conveyance reasonably requested).

SECTION VI
CAPITAL CONTRIBUTIONS; ALLOCATION OF NET INCOME AND LOSS

6.1                               Capital Contributions.

(a)                                 The AP Member made Capital Contributions upon and after formation of the Company. On the Effective Date, Class B Member is making, if and to the extent required under the Purchase Agreement, an additional Capital Contribution as required pursuant to the Purchase Agreement in the amount indicated on Exhibit B hereto.  The Capital Account balance of Class B Member on the Effective Date after giving effect to the foregoing Capital Contributions shall be as indicated on Exhibit B hereto.

(b)                                 Concurrently upon receipt of the Capital Contributions to be made on the Effective Date provided for in Section 6.1(a),

(i)                                     the Company shall apply the proceeds of such Capital Contributions as set forth on Schedule I attached hereto;

(ii)                                  the Apex Member shall hold that number of Class B Units, with the initial Capital Account balance, set forth opposite its name on Exhibit B; and

(iii)                               the Membership Interest issued to the Class A Member shall be a Class A Membership Interest, and the Class A Member shall hold that number of Class A Units, with the initial Capital Account balance, set forth opposite its name on Exhibit B.

6.2                               Additional Capital Contributions.  (a) The Class B Member shall be required to make an additional Capital Contribution on the date that is the earlier of the (a) Tax Equity Closing Date and (b) the Sale Closing Date in an amount equal to 1/99th of the amount of the Class A Member’s Capital Account as of such date after giving effect to all contributions, distributions, and allocations for all period prior to the making of the additional Capital Contribution on such date.

(b)                                 Except as otherwise provided in Sections 6.1 and 6.2(b) hereof, no Member shall be required to make any Capital Contribution. If the Manager determines that additional funds are required to enable the Company to cause the Company’s assets to be properly operated and maintained and to pay and perform its costs, expenses, obligations and liabilities, any Member shall have the right (but not the obligation) to make such additional Capital Contributions to the Company as they shall deem necessary, the proceeds of which contributions shall be used by the Company.

6.3                               Return of Contributions.  Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.  An unrepaid Capital Contribution is not a liability of the Company or of any Member.

6.4                               Capital Accounts.

(a)                                 A capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and the following provisions:

(i)                                     To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated hereunder, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.  The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(d)(2),

(ii)                                  To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any other Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of deductions or losses that are specially allocated hereunder, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company,

(iii)                               In the event Units are Disposed of in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Units so Disposed of, and

(iv)                              In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(b)                                 This Section 6.5 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.  In the event the Manager shall determine that it is necessary to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with applicable Law, the Manager may make such modification, provided, that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 4.3 upon the dissolution of the Company.  The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(c)                                  In the case of a Member that holds a Class A Membership Interest and a Class B Membership Interest, the Capital Account of such Member shall be maintained separately for its Class A Membership Interest and its Class B Membership Interest, and all contributions, allocations and distributions to such Member with respect to its Class A Membership Interest and Class B Membership Interest shall be reflected only in the Capital Account maintained with respect to its Class A Membership Interest or Class B Membership Interest as applicable; provided, that the Member’s “capital account” as determined for federal income tax purposes shall be the sum of the Capital Accounts maintained with respect to its Class A Membership Interest and with respect to its Class B Membership Interest.

6.5                               General Allocations.  Except as otherwise provided in this Section VI, Profits and Losses of the Company for each Allocation Year shall be allocated among the Members in proportion to their respective Percentage Interests.

6.6                               Special Allocations, Etc.  The Company shall make the following allocations, in the following order of priority, prior to making any allocations under Section 6.6 for any Allocation Year.

(a)                                 Chargebacks of Nonrecourse Deductions.  If there is a net decrease in partnership minimum gain (as that term is defined in Treasury Regulations Section 1.704-2(b)(2)) with respect to the Company during a taxable year of the Company, the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f).  The preceding sentence is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(b)                                 Chargebacks of Partner Nonrecourse Deductions.  If there is a net decrease in partner nonrecourse debt minimum gain (as that term is defined in Treasury Regulations Section 1.704-2(i)(2)) during a taxable year of the Company, that decrease shall be charged back among the Members in accordance with Treasury Regulations Section 1.704-2(i)(4).  The preceding sentence is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted and applied in a manner consistent therewith.

(c)                                  Qualified Income Offset.  Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that results in or increases a deficit in the Member’s Adjusted Capital Account balance shall be allocated items of income and gain in an amount and manner sufficient to eliminate such negative Adjusted Capital Account balance as quickly as possible.  The preceding sentence is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

(d)                                 Limitation on Loss Allocations.  The Losses allocated to any Member pursuant to Section 6.6 with respect to any Allocation Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have a negative Adjusted Capital Account at the end of such Allocation Year.  All Losses otherwise allocable to a Member in excess of the limitation set forth in this Section 6.7(d) shall be allocated (i) first, to those Members who are not subject to this limitation in accordance with Section 6.6, and (ii) second, any remaining amount to the Members in the manner required by the Code and the Treasury Regulations.

(e)                                  Section 743(b) and Section 734(b) Adjustments.  To the extent that an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 743(b) or Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or, in the case of a distribution to a Member in complete liquidation of its interest in the Company, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to which such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f)                                   Nonrecourse Deductions.  Nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) shall be allocated to the Members in proportion to their respective Percentage Interests.

(g)                                  Partner Nonrecourse Deductions.  Any partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(1)) shall be allocated to the Member who (in its capacity, directly or indirectly, as lender, guarantor or otherwise) bears the economic risk of loss with respect to the loan to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(h)                                 Regulatory Allocations.  The allocations set forth in Sections 6.7(c) and 6.7(d) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all such allocations shall be offset as rapidly as possible with special allocations of other items of income, gain, loss, expense, or deduction of the Company.  Therefore, subject to the other provisions of this Section 6.7, such offsetting special allocations of income, gain, loss, expense, or deduction of the Company shall be made so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the greatest extent possible, equal to the Capital Account balance such Member would have had if Sections 6.7(c), 6.7(d), and 6.7(h) were not part of this Agreement and all items of the Company were allocated pursuant to Sections 6.6, 6.7(a), 6.7(b), and 6.7(e) - 6.7(g).

(i)                                     Section 704(c) and Capital Account Revaluation Allocations.  In accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-3(d) thereunder, income, gain, loss, expense, and deduction with respect to any property contributed to the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its initial Gross Asset Value.  In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss, expense, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and Treasury Regulations Section 1.704-3(b) thereunder.  Allocations pursuant to this Section 6.7(i) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(j)                                    Additional Allocation Rules.  For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis (but no less frequently than once annually), as reasonably determined by the Manager using any method that is permissible under the Code (including without limitation Section 706) and the Treasury Regulations thereunder.  Except as otherwise provided in this Agreement, all items of income, gain, loss and deduction of the Company and any other allocations not otherwise provided for shall be allocated among the Members in the same manner as is applicable to Profits and Losses for the Allocation Year in question.  The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of income and loss of the Company for income tax purposes.

SECTION VII
DISTRIBUTIONS

7.1                               Distributions.  The Company shall distribute all Available Cash at the times and in amounts determined by the Class A Members; provided that Available Cash shall be distributed as frequently as possible to the extent there is Available Cash (but no less frequently than quarterly) and shall be distributed to the Members based on the following priority:

(a)                                 first, all Available Cash shall be distributed to the Members, if any, that have made Member Loans to the Company, pro rata in proportion to the outstanding balance of Member Loans held by each Member, until such Members have received payment of all obligations, both principal and accrued interest, due to them under such Member Loans; and

(b)                                 second, all remaining Available Cash, if any, shall be distributed to the Members in proportion to their respective Percentage Interests at the time of distribution.

7.2                               Liquidating Distributions.  Notwithstanding Section 7.1, Section 4.3 shall govern distributions made in connection with or following the liquidation or dissolution of the Company.

SECTION VIII
ADMINISTRATIVE PROVISIONS

8.1                               Office and Registered Agent.

(a)                                 The initial principal place of business and principal office of the Company shall be c/o Atlantic Power Corporation, One Federal Street, 30th Floor, Boston, MA 02110. The Company may relocate the principal place of business and principal office and have such additional offices as the Manager may deem advisable.

(b)                                 The name and address of the initial registered agent for purposes of the Act shall be as stated in the Articles. The Manager may at any time change the registered agent; provided, that the Manager gives notice to the Member of any such change.

8.2                               Bank Accounts. The Manager may, from time to time, open bank accounts in the name of the Company, and the Manager shall be the sole signatory thereon, unless the Manager determines otherwise. Funds of the Company shall be deposited in such account or accounts as the Manager shall determine. Funds may be withdrawn from such accounts only for bona fide and legitimate Company purposes and may from time to time be invested in such securities, money market funds, certificates of deposit, or other liquid assets as the Manager deems appropriate. The Manager shall not be accountable or liable for any loss of Company funds resulting from failure or insolvency of the depository institution, so long as the deposit of such funds was in compliance with this Agreement.

8.3                               Books and Records. At all times during the term of the Company, the Manager shall keep, or cause to be kept, full and accurate books of account, records, and supporting documents, which shall reflect, completely, accurately, and in reasonable detail, each transaction of the Company (including, without limitation, transactions with the Member or affiliates). The books of account shall be maintained and tax returns prepared and filed based on the method of accounting the Manager determines. The books of account, records, and all documents and other writings of the Company shall be kept and maintained at the principal office of the Company. The Manager shall cause the Company to keep at its principal office all books and records required to be maintained by the Act and the other laws of the State of Delaware.

8.4                               Reports.  The Manager shall prepare or cause to be prepared and deliver or cause to be delivered to each Member such annual, quarterly and monthly reports as are specified in the Management Agreement to be provided by the Manager.

SECTION IX
TAXES

9.1                               Tax Returns.  The Tax Matters Member shall prepare, or cause to be prepared, and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company.  Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.  The Tax Matters Member shall prepare, or cause to be prepared, the Company’s federal income tax return (including Schedule K-1s) on a basis consistent with the tax assumptions contained in the Base Case Model, subject to applicable Law. The Company shall bear the costs of the preparation and filing of its tax returns.

9.2                               Tax Elections.  The Company shall make the following elections on the appropriate tax returns:

(a)                                 to the extent permitted under Code Section 706, to adopt the calendar year as the Company’s taxable year;

(b)                                 to adopt the accrual method of accounting;

(c)                                  if a valid election to adjust the basis of the Company’s properties under Code Section 754 is not in effect and a transfer of Class A Units as described in Code Section 743 occurs, on request by notice from any Class A Member, to elect, at such Member’s cost, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(d)                                 if a distribution of the Company’s property as described in Code Section 734 occurs, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(e)                                  if the Company is a small partnership that is not subject to the TEFRA unified audit rules contained in Sections 6221 through 6234 of the Code (either on the Effective Date or subsequently as a result of any Disposition of Units or Membership Interest), to elect under Section 6231(a)(1)(B)(ii) of the Code to not be treated as a small partnership and thereby have the TEFRA unified audit rules contained in Sections 6221 through 6234 of the Code apply to the Company, which election shall be made from time to time in the manner and at the time required by Treasury Regulations Section 301.6231(a)(1)-1 so that the Company is subject to the TEFRA unified audit rules contained in Sections 6221 through 6234 of the Code for all taxable years ending after the Effective Date;

(f)                                   to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code; and

(g)                                  if approved in writing by a majority of the Percentage Interest of the Class A Members, any other election the Manager may deem appropriate.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code, any successor provisions to Subchapter K under the Code, or any similar provisions of applicable state law, and no provision of this shall be construed to sanction or approve such an election.

9.3                               Tax Matters Member.

(a)                                 The Manager or its successor shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (such Member, acting in such capacity, the “Tax Matters Member”) and such Member shall serve as Tax Matters Member of the Company until its successor is duly designated by the Manager.  The Tax Matters Member shall furnish the Internal Revenue Service or other applicable taxing authority with the name and address of each Member and shall designate each Member as a “notice partner” pursuant to the provisions of Sections 6223 and 6231(a)(8) of the Code and any corresponding provisions of state or local tax law.  The provisions of this Section IX will survive the termination of the Company or the termination of any Member’s interest in the Company and will remain binding on the Members for the period of time necessary to resolve with the IRS or other federal  tax agency any and all federal income tax matters relating to the Company that are subject to Code Sections 6221 through 6233.

SECTION X
PROVISIONS OF GENERAL APPLICATION

10.1                        Interpretation. Whenever the context may require, any noun or pronoun used herein shall include the corresponding masculine, feminine, or neuter forms. The singular form of nouns, pronouns, and verbs shall include the plural, and vice versa.

10.2                        Severability. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions hereof are determined to be invalid, such invalidity shall not impair the operation of, or affect, those portions of this Agreement which are valid, and this Agreement shall remain in full force and effect and shall be construed and enforced in all respects as if such invalid or unenforceable provision or provisions had been omitted.

10.3                        Burden and Benefit Upon Successors. Except as expressly otherwise provided herein, this Agreement is binding upon and inures to the benefit of, the Member and his successors and permitted assigns.

10.4                        Third Parties. The agreements, covenants, and representations contained in this Agreement are for the benefit of the Members and are not for the benefit of any third parties, including, without limitation, any creditors of the Company or of the Members.

10.5                        Section Headings. Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference only and shall not be construed in any way to define, limit or extend or describe the scope of this Agreement or the intention of the provisions thereto.

10.6                        Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflicts of law rules.

IN WITNESS WHEREOF, undersigned Members have duly executed this Agreement as of the date first written above.

APEX WIND ENERGY HOLDINGS, LLC
By:	Apex Wind Energy, Inc.
Its:	Manager

By:
Name:
Title:

ATLANTIC OKLAHOMA WIND, LLC

By:
Name: Barry Welch
Title: President

EXHIBIT A

FORM OF MEMBERSHIP INTEREST CERTIFICATE

[See attached.]

EXHIBIT B

CAPITAL CONTRIBUTIONS

Member Name	Address for Notices	Capital Contribution made prior to Effective Date	Capital Contribution made on Effective Date	Capital Account Balance (as of Effective Date)		Number and Class of Units (as of Effective Date)
Class A Members:
Atlantic Oklahoma Wind, LLC	c/o Atlantic Power Corporation One Federal Street 30th Floor Boston, MA 02110 Email: jlevy@atlanticpower.com Fax: (617) 977-2410 Attn: Legal Department	$[INSERT VALUE OF 51% INTEREST IN CANADIAN HILLS WIND, LLC]	$0.00	$	[ ]	1,000 Class A Units
Class B Members:
Apex Wind Energy Holdings, LLC	c/o Apex Wind Energy, Inc. 244 East High Street Charlottesville, Virginia 22902 Email: david.clemens@apexwind.com Fax: (434) 220-3712 Attn: Internal Counsel	$0.00	$[INSERT VALUE OF 1% INTEREST IN CANADIAN HILLS WIND, LLC]	$	[ ]	1,000 Class B Units

EXHIBIT C

BASE CASE MODEL

[See attached.]

SCHEDULE I

APPLICATION OF CAPITAL CONTRIBUTIONS

[To come.]